Exhibit 99.1

For Immediate Release

Meridian Bioscience Elects John C. McIlwraith New Chairman of the Board

CINCINNATI, OHIO, January 27, 2022 (PRNewswire) – Meridian Bioscience, Inc. (NASDAQ: VIVO), a leading global provider of diagnostic testing solutions and life science raw materials, announced today that John C. McIlwraith has been elected as Chairman of the Meridian Board of Directors, effective January 26, 2022. Mr. McIlwraith succeeds David C. Phillips, who retired after serving for more than 21 years on the Meridian Bioscience Board.

Mr. McIlwraith is a Managing Director of Allos Ventures, a venture capital firm, where he leads investments in early-stage technology companies. Prior to co-founding Allos Ventures in 2010, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company. He has served on the board of directors of more than 20 healthcare or information technology companies, including as the Chairman of the Board and later Lead Director of Assurex Health, the provider of a pharmacogenetic test that analyzed genetic variations which impact how patients metabolize and respond to medications that treat mental health conditions. Before joining Blue Chip in 1997, Mr. McIlwraith served as Senior Vice President, Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., a provider of biologics and other therapies to patients with rare chronic diseases; and was a Partner in the Jones Day law firm. Mr. McIlwraith has served on the Meridian Bioscience Board since 2015.

“John’s broad experience with innovative healthcare and other high growth companies and in driving strategy uniquely positions him to help guide Meridian as we continue to develop innovative diagnostic assays and cutting-edge molecular and immunological reagents,” said Meridian Bioscience CEO, Jack Kenny.

“I am honored to have been elected as the Chairman of the Meridian Bioscience Board of Directors,” said John McIlwraith. “It is with deep gratitude that I assume the role after the steady leadership Dave Phillips provided as a Board Member, Chairman, and friend. I look forward to continuing to partner with Jack Kenny and the company’s other talented Board members as we lead Meridian into the future.”

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President –Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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